UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2008

Medarex, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

707 State Road, Princeton, N.J.	08540-1437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (609) 430-2880

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The description of the material definitive agreement between Genpharm International, Inc. (“Genpharm”), a wholly-owned subsidiary of Medarex, Inc. (“Medarex”), and Goldman Sachs International (“Goldman Sachs”) is described below in Item 2.01 which is hereby incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On January 28, 2008, Genpharm entered into a placing agreement with Goldman Sachs pursuant to which Goldman Sachs agreed to procure purchasers for, or purchase itself, 2,500,000 shares (the “Shares”) of Genmab A/S, a publicly traded company on the Copenhagen Stock Exchange (“Genmab”), held by Genpharm as of such date (the “Placing Agreement”).

Pursuant to the terms of the Placing Agreement with Goldman Sachs, the minimum purchase price per Share was 305 DKK (Danish kroner) (the “Minimum Price”).  The sale of the Shares settled on February 1, 2008.  The aggregate purchase price paid to Genpharm was an amount equal to the number of Shares multiplied by the aggregate of (i) the Minimum Price per Share and (ii) 75% of the amount by which the offer price per Share exceeded the Minimum Price per Share.  The aggregate purchase price received by Genpharm was approximately $151.8 million (USD), net of applicable transfer taxes, stamp taxes and other duties owed on the sale.  As a result of the sale of Shares, Genpharm’s holding in Genmab was reduced to approximately 5.1% of the total issued share capital of Genmab.

The Placing Agreement is filed as an exhibit to this Current Report on Form 8-K, the full terms of which are incorporated by reference here.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

The following exhibit is filed herewith:

10.1                           Placing Agreement between Genpharm International, Inc. and Goldman Sachs International, dated January 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.

Date: January 29, 2008	/s/ Christian S. Schade
Christian S. Schade
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Number	Description
10.1	Placing Agreement between Genpharm International, Inc. and Goldman Sachs International, dated January 28, 2008.